                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                      Freeport McMoRan Copper & Gold Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                      FREEPORT-MCMORAN COPPER & GOLD LOGO

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 3, 2001

                            ------------------------

                                                                  March 23, 2001

DATE:           Thursday, May 3, 2001

TIME:           1:00 p.m., Eastern Time

PLACE:          Hotel du Pont
                11th and Market Streets
                Wilmington, Delaware

PURPOSE:        - To elect six directors;

                - To ratify the appointment of the independent auditors;

                - To vote on two stockholder proposals, if presented at the meeting; and

                - To transact such other business as may properly come before the meeting.

RECORD DATE:    Close of business on March 15, 2001.

     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

                                            By Order of the Board of Directors.

                                            /s/ William H. Hines
                                            WILLIAM H. HINES
                                            Secretary

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to ATTEND the meeting, please bring the following:

     1. Proper identification.

     2. Proof of Ownership if your shares are held in "Street Name."

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date OR (b) an account statement showing that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

POST-MEETING REPORT OF THE ANNUAL MEETING

A post-meeting report summarizing the proceedings of the meeting will be available on our internet web site (fcx.com) within 10 days following the meeting. A copy of the report will be mailed at no charge to any stockholder requesting it.

                      FREEPORT-MCMORAN COPPER & GOLD INC.
                              1615 POYDRAS STREET
                          NEW ORLEANS, LOUISIANA 70112

     The 2000 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 23, 2001.

     This proxy statement is furnished in connection with a solicitation of proxies by the board of directors of Freeport-McMoRan Copper & Gold Inc. for use at our Annual Meeting of Stockholders to be held on May 3, 2001, and at any adjournments (the meeting).

WHO CAN VOTE

     If you held any Company Stock on the record date then you will be entitled to vote at the meeting. Company Stock refers to our common stock and preferred stock described below. Our preferred stock is represented by depositary shares, each of which represents a fraction of a share of our preferred stock.

  Common Stock Outstanding on Record Date

                                                                NO. OF SHARES
NAME OF SECURITY                                                 OUTSTANDING
----------------                                              ------------------
Class A Common Stock                                               55,457,860
Class B Common Stock                                               88,474,099

  Preferred Stock Outstanding on Record Date

                                                              NO. OF DEPOSITARY
NAME OF SECURITY                                              SHARES OUTSTANDING
----------------                                              ------------------
Step-Up Convertible Preferred Stock                               13,999,600*
Gold-Denominated Preferred Stock                                   6,000,000*
Gold-Denominated Preferred Stock, Series II                        4,305,580*
Silver-Denominated Preferred Stock                                 4,760,000**

---------------

 * Each depositary share represents 0.05 shares of our preferred stock.

** Each depositary share represents 0.01875 shares of our preferred stock.

VOTING RIGHTS

     Each share of Company Stock that you hold entitles you to one vote on all matters that holders of such stock are entitled to vote. If you hold depositary shares you may instruct the depositary how to vote the preferred stock represented by your depositary shares.

     Election of Directors. Our directors are elected by a plurality of shares voted, with

     - at least 80% of our board elected by holders of our Class B common stock; and

     - the remainder of our board elected by holders of our Class A common stock and preferred stock, voting together as a single class.

     Voting On All Other Matters. On all other matters, holders of our Class A common stock and Class B common stock vote together as a single class.

     Inspectors of election will count votes cast at the meeting. Our directors are elected by plurality vote. All other matters are decided by majority vote of our common stock present at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

     Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called "broker non-votes."

     Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

QUORUM

     A quorum at the meeting is a majority of the Company Stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of Company Stock represented by properly executed and returned proxies will be treated as present. Shares of Company Stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

HOW YOUR PROXY WILL BE VOTED

     The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

     Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy representing

     (1) our common stock will be voted:

        - in favor of the proposed director nominees,

        - for the ratification of the appointment of the independent auditors, and

        - against the two stockholder proposals; and

     (2) our preferred stock will be voted in favor of the proposed director nominee.

     We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named as proxies in the enclosed proxy intend to vote in accordance with their judgment on any matters that may properly come before the meeting.

     Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

PROXY SOLICITATION

     We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson's services will be $8,500 plus its reasonable out-of-pocket expenses. We may also have our representatives, who will receive no compensation for their services, solicit proxies by telephone, telecopy, personal interview or other means.

STOCKHOLDER PROPOSALS

     If you want us to consider including a proposal in next year's proxy statement, you must deliver it in writing to our Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras St., New Orleans, Louisiana 70112 by November 23, 2001.

     If you want to present a proposal at next year's annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by January 3, 2002 in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

CORPORATE GOVERNANCE

     Our board of directors, which held five meetings during 2000, has primary responsibility for directing the management of our business and affairs. Our board currently consists of fourteen members. To provide for effective direction and management of our business, our board has established an audit committee, a corporate personnel committee, a nominating committee and a public policy committee.

             AUDIT                                                                     MEETINGS
       COMMITTEE MEMBERS          FUNCTIONS OF THE COMMITTEE                           IN 2000
       -----------------          --------------------------                           --------
Robert A. Day, Chairman           -  please refer to the Audit Committee Report and       4
Robert W. Bruce III               the Audit Committee's Charter attached as Annex A
Gerald J. Ford                       to this proxy statement
H. Devon Graham, Jr.
Oscar Y. L. Groeneveld

      CORPORATE PERSONNEL                                                              MEETINGS
       COMMITTEE MEMBERS          FUNCTIONS OF THE COMMITTEE                           IN 2000
      -------------------         --------------------------                           --------
H. Devon Graham, Jr., Chairman    -  please refer to the Corporate Personnel              7
Robert J. Allison, Jr.              Committee Report on Executive Compensation
Robert W. Bruce III
Bobby Lee Lackey
J. Taylor Wharton

          NOMINATING                                                                   MEETINGS
       COMMITTEE MEMBERS          FUNCTIONS OF THE COMMITTEE                           IN 2000
       -----------------          --------------------------                           --------
B.M. Rankin, Jr., Chairman        -  makes recommendations to our board concerning        2
R. Leigh Clifford                 the structure of our board, corporate governance
Robert A. Day                        and proposed new members of our board
James R. Moffett
                                  -  nominates individuals to stand for election as
                                  directors
                                  -  considers recommendations by our stockholders
                                  of potential nominees for election as directors

Upon written request, our Corporate Secretary will furnish information concerning the procedures required to be followed by a stockholder who wishes to recommend to our nominating committee potential nominees for election as directors.

         PUBLIC POLICY                                                                 MEETINGS
       COMMITTEE MEMBERS          FUNCTIONS OF THE COMMITTEE                           IN 2000
       -----------------          --------------------------                           --------
J. Taylor Wharton, Chairman       -  oversees our governmental and community              3
Robert J. Allison, Jr.               relationships and information programs
R. Leigh Clifford
Oscar Y. L. Groeneveld            -  oversees our various compliance programs and
J. Bennett Johnston               equal employment policies and practices
Bobby Lee Lackey
Gabrielle K. McDonald             -  oversees our charitable and philanthropic
B. M. Rankin, Jr.                 contributions
J. Stapleton Roy
                                  -  makes recommendations to our board regarding
                                  these policies and programs

     During 2000, each of our directors, except Mr. Clifford, attended at least 75% of the aggregate number of meetings of our board and board committees on which he or she served.

ELECTION OF DIRECTORS

     Our board of directors has fixed the number of directors at fourteen, two of whom are elected by the holders of our Class A common stock and preferred stock (Class A Directors) and twelve of whom are elected by the holders of our Class B common stock (Class B Directors). In addition, our board consists of three classes, each of which serves for three years, with one class being elected each year.

     Pursuant to an agreement (Rio Tinto Agreement) among the company, Rio Tinto plc (Rio Tinto), a worldwide mining and smelting company, and certain of Rio Tinto's affiliates, Rio Tinto has the right to submit for nomination for election by our stockholders the percentage of directors, rounded to the nearest whole number, that is proportionately equal to the Rio Tinto affiliates' aggregate percentage ownership of all of our outstanding common stock. The Rio Tinto affiliates may nominate directors either as Class A Directors or Class B Directors, but the percentage of Class B Directors nominated, if any, cannot exceed the percentage of our Class B common stock outstanding that the Rio Tinto affiliates own. As of the record date, Rio Tinto Indonesia Limited, a Rio Tinto affiliate, owned 23,931,100 shares of our Class A common stock, or 16.6% of our outstanding common stock. In the Rio Tinto Agreement, we agreed to include Rio Tinto's nominees with the directors nominated by our board and to refrain from taking any action that may hinder the election of Rio Tinto's nominees. Messrs. Clifford and Groeneveld are the directors selected by Rio Tinto and both serve as Class A Directors.

     In January 2001, Robert J. Allison, Jr. was appointed to our board and Rene
L. Latiolais and George A. Mealey each retired from our board. In March 2001, Henry A. Kissinger retired from our board and was appointed director emeritus of the company. At that time, J. Stapleton Roy was also appointed to our board.

     This table shows the members of the different classes of our board and the expiration of their terms.

  CLASS               EXPIRATION OF TERM                           CLASS MEMBERS
  -----               ------------------                           -------------
  Class I     2002 Annual Meeting of Stockholders   Class      Robert W. Bruce III
                                                    B:         Robert A. Day
                                                               H. Devon Graham, Jr.
                                                               Bobby Lee Lackey
                                                               Gabrielle K. McDonald
  Class II    2003 Annual Meeting of Stockholders   Class
                                                    A:         Oscar Y. L. Groeneveld
                                                    Class      Gerald J. Ford
                                                    B:         J. Bennett Johnston
  Class III   2001 Annual Meeting of Stockholders   Class
                                                    A:         R. Leigh Clifford
                                                    Class      Robert J. Allison, Jr.
                                                    B:         James R. Moffett
                                                               B.M. Rankin, Jr.
                                                               J. Stapleton Roy
                                                               J. Taylor Wharton

     Our board has nominated each of the Class III directors named above for an additional three-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of the Class III directors, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by our board.

INFORMATION ABOUT NOMINEES AND DIRECTORS

     This table provides certain information as of February 8, 2001 with respect to each director nominee and each other director. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

                                                                                       YEAR FIRST
   NAME OF NOMINEE                  PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS         ELECTED A
     OR DIRECTOR        AGE               AND POSITIONS WITH THE COMPANY                DIRECTOR
   ---------------      ---   ------------------------------------------------------   ----------
Robert J. Allison, Jr.  62    Chairman of the Board and Chief Executive Officer of        2001
                                Anadarko Petroleum Corporation.
Robert W. Bruce III     56    President, The Robert Bruce Management Co., Inc.,           1995
                                investment managers.
R. Leigh Clifford       53    Director and Chief Executive of Rio Tinto plc and Rio       2000
                                Tinto Limited, worldwide mining and smelting.
Robert A. Day           57    Chairman of the Board of Trust Company of the West, an      1995
                                investment management company. Chairman and
                                President of W.M. Keck Foundation, a national
                                philanthropic organization. Director of Fisher
                                Scientific International Inc. and McMoRan
                                Exploration Co. (McMoRan).
Gerald J. Ford          56    Director, Chairman of the Board and Chief Executive         2000
                                Officer of California Federal Bank, A Federal
                                Savings Bank and its predecessors since 1988.
                                Director, Chairman of the Board and Chief Executive
                                Officer of Golden State Bancorp Inc., a bank holding
                                company, and its affiliates, Golden State Holdings
                                Inc. and California Federal Preferred Capital
                                Corporation. Director, Chairman of the Board and
                                Chief Executive Officer of Liberte Investors Inc.
                                Director and Chairman of the Board of First
                                Nationwide Mortgage Corporation. Director of
                                McMoRan.
H. Devon Graham, Jr.    66    President of R.E. Smith Interests, an asset management      2000
                                company. United States Regional Managing Partner --
                                Southwest of Arthur Andersen LLP from 1985 until
                                1997. Director of McMoRan.
Oscar Y. L. Groeneveld  47    Chief Executive Copper of Rio Tinto plc and Rio Tinto       1999
                                Limited. Head of Technology of Rio Tinto plc until
                                1999. Group Mining Executive of Rio Tinto until
                                1997. Managing Director of Kembla Coke & Coal Ltd.,
                                a mining company, until 1996. Commissioner of PT
                                Freeport Indonesia, our principal operating
                                subsidiary, since 1999.

                                                                                       YEAR FIRST
   NAME OF NOMINEE                  PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS         ELECTED A
     OR DIRECTOR        AGE               AND POSITIONS WITH THE COMPANY                DIRECTOR
   ---------------      ---   ------------------------------------------------------   ----------
J. Bennett Johnston     68    Chairman of Johnston & Associates, LLC, a legal and         1997
                                business consulting firm. Chairman of Johnston
                                Development Co. LLC, a project development firm.
                                United States Senator until 1997. Director of
                                Chevron Corp. and Nexant Corp.
Bobby Lee Lackey        63    Agricultural consultant. President and Chief Executive      1995
                                Officer of McManus-Wyatt-Hidalgo Produce Marketing
                                Co., shipper of fruits and vegetables, until May
                                2000.
Gabrielle K. McDonald   58    Special Counsel on Human Rights to the Chairman of the      1995
                                Board of the Company. Judge, International Criminal
                                Tribunal for the Former Yugoslavia from 1993 until
                                November 1999. Director of Golden State Bancorp,
                                Inc., California Federal Bank, A Federal Savings
                                Bank, and McMoRan.
James R. Moffett        62    Chairman of the Board and Chief Executive Officer of        1992
                                the Company. President Commissioner of PT Freeport
                                Indonesia. Co-Chairman of the Board of McMoRan.
                                Co-Chairman of the Board of Freeport-McMoRan Sulphur
                                Inc. and of McMoRan Oil & Gas Co. until 1998.
                                Chairman of the Board of Freeport-McMoRan Inc. until
                                1997.
B. M. Rankin, Jr.       71    Vice Chairman of the Board of the Company since             1995
                                January 2001. Private investor. Vice Chairman of the
                                Board and a director of McMoRan. Director of Golden
                                State Bancorp Inc. and California Federal Bank, A
                                Federal Savings Bank.
J. Stapleton Roy        65    Managing Director of Kissinger Associates, Inc.,            2001
                                international consultants and consultants to the
                                Company since January 2001. Assistant Secretary of
                                State for Intelligence and Research from November
                                1999 until December 2000. United States Ambassador
                                to Indonesia from 1996 until 1999.
J. Taylor Wharton       62    Special Assistant to the President for Patient              1995
                                Affairs, Professor, Gynecologic Oncology, The
                                University of Texas M.D. Anderson Cancer Center.
                                Director of McMoRan.

DIRECTOR COMPENSATION

Cash Compensation

     Each non-officer director receives (a) an annual fee of $25,000 for serving on our board, (b) a fee of $1,000 for attending each board committee meeting and
(c) an annual fee of $2,000 for each board committee of which a director is the chairperson. Each director receives a fee of $1,000 for attendance at each board meeting and reimbursement for reasonable out-of-pocket expenses incurred in attending our board and committee meetings.

Retirement Plan for Non-Officer Directors

     We have a retirement plan for the benefit of our non-officer directors who reach age sixty-five. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of our annual directors' fee at the time of his or her retirement. The percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-officer director for us or our predecessors. The benefit is payable from the date of retirement until the retiree's death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board of directors, will receive upon retirement from our board, an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree's death.

Stock Option Plan for Non-Employee Directors

     Each non-employee director is eligible for a grant of options under our 1995 Stock Option Plan for Non-Employee Directors, which was amended in May 2000. On August 1 of each year through 2004, each eligible director is granted a non-qualified option to purchase 10,000 shares of our Class B common stock at 100% of the fair market value of the shares on the date of grant. Each option granted under this plan expires ten years after the date of grant.

     Prior to the amendment of the plan, each time a director exercised an option we made a cash payment to the director calculated pursuant to a formula that was intended to compensate the director fully for any federal income tax liabilities incurred as a result of the option exercise and receipt of the cash payment. Under the amended plan, these tax-offset cash payment rights were canceled and, in exchange, each director received a number of stock appreciation rights equal to the number of shares of our Class B common stock subject to the director's outstanding options multiplied by 0.6556. Moreover, after May 2000, each director will be granted 6,556 stock appreciation rights on August 1 of each year through 2004.

     Accordingly, on August 1, 2000, each non-employee director was granted an option to purchase 10,000 shares of our Class B common stock and 6,556 stock appreciation rights at a grant price of $9.0938.

MATCHING GIFTS PROGRAM

     The Freeport-McMoRan Foundation (the Foundation) administers a matching gifts program available to our directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match a participant's gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000 and gifts by any other participant not in excess of $500. The annual amount of our matching gifts for any director may not exceed $40,000, and generally for any other participant may not exceed $20,000. The matching gifts made by the Foundation in 2000 for each of the participating directors were as follows: $13,000 for Mr. Bruce; $40,000 for Mr. Day; $13,200 for Mr. Lackey; $40,000 for Mr. Moffett; $32,670 for Mr. Rankin; $2,000 for Mr. Wharton; $40,000 for Mr. Kissinger; $19,558 for Mr. Latiolais; and $35,700 for Mr. Mealey.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Except as otherwise indicated below, this table shows the amount of our Class A and Class B common stock each of our directors and named officers owned on February 8, 2001. Our directors and executive officers as a group beneficially owned approximately 47.0% of our Class A common stock and 8.2% of our Class B common stock. Unless otherwise indicated, the persons shown below do not beneficially own any of our preferred stock. Unless otherwise indicated, all shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program.

                                                                       NUMBER OF SHARES OF
                             TOTAL NUMBER OF     NUMBER OF SHARES OF     CLASS B COMMON        TOTAL NUMBER OF
                            SHARES OF CLASS A      CLASS B COMMON       STOCK SUBJECT TO      SHARES OF CLASS B
NAME OF                        COMMON STOCK       STOCK NOT SUBJECT        EXERCISABLE           COMMON STOCK
BENEFICIAL OWNER(1)         BENEFICIALLY OWNED       TO OPTIONS            OPTIONS(2)         BENEFICIALLY OWNED
-------------------         ------------------   -------------------   -------------------   --------------------
Richard C. Adkerson.......          74,956              118,864             1,648,957             1,767,821
Robert J. Allison, Jr. ...               0                5,000                     0                 5,000
Robert W. Bruce III(3)....       1,890,000                7,017                71,851                78,868
R. Leigh Clifford(4)......      23,931,100                    0                     0                     0
Robert A. Day(5)..........           7,992               86,621                71,851               158,472
Gerald J. Ford............               0                    0                     0                     0
H. Devon Graham, Jr. .....               0                2,000                     0                 2,000
Oscar Y. L.
  Groeneveld(4)...........      23,931,100                    0                     0                     0
J. Bennett Johnston.......             700                    0                15,000                15,000
W. Russell King...........           4,898                5,001               163,341               168,342
Bobby Lee Lackey..........              60                  861                71,851                72,712
Adrianto Machribie........               0                    0               167,674               167,674
Gabrielle K. McDonald.....           4,756                  182                49,443                49,625
James R. Moffett(6).......               0              644,057             3,843,169             4,487,226
B. M. Rankin, Jr.(7)......          90,417              637,890                71,851               709,741
J. Stapleton Roy..........               0                    0                     0                     0
J. Taylor Wharton(8)......           5,193               38,041                56,869                94,910
Directors and executive
  officers as a group (17
  persons)................      26,010,072            1,545,534             6,231,857             7,777,391

---------------

(1) With the exception of Mr. Adkerson (who beneficially owns 2.0% of our outstanding Class B common stock), Mr. Bruce (who beneficially owns 3.4% of our outstanding Class A common stock), Mr. Clifford and Mr. Groeneveld (who both are deemed to beneficially own 43.2% of our outstanding Class A common stock held by a Rio Tinto affiliate) and Mr. Moffett (who beneficially owns 4.9% of our outstanding Class B common stock), each individual holds less than 1% of our outstanding Class A common stock and Class B common stock.

(2) Class B common stock that could be acquired as of April 9, 2001, upon the exercise of options granted pursuant to our stock option plans.

(3) Includes 1,864,500 shares of our Class A common stock held by a limited partnership with respect to which Mr. Bruce is a general partner.

(4) The Class A common stock listed is held by a Rio Tinto affiliate of which Messrs. Clifford and Groeneveld are both executive officers. Messrs. Clifford and Groeneveld and the corporation share voting and investment power with respect to these shares but Messrs. Clifford and Groeneveld disclaim beneficial ownership.

(5) Includes 240 shares of our Class A common stock and 4,158 shares of our Class B common stock held by accounts and funds managed by affiliates of a corporation of which Mr. Day, as the chief executive officer and a stockholder, shares voting and investment power but as to which he disclaims beneficial ownership.

(6) Includes 624,001 shares of our Class B common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power.

(7) Includes (a) 10,020 shares of our Class A common stock that may be acquired upon the conversion of our Step-Up Convertible Preferred Stock and (b) 80,397 shares of our Class A common stock and 637,890 shares of our Class B common stock held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner of this limited partnership.

(8) Includes (a) 3,011 shares of our Class A common stock and 23,926 shares of our Class B common stock held by Mr. Wharton's spouse, (b) 160 shares of our Class A common stock held in an IRA for Mr. Wharton's spouse, (c) 420 shares of our Class A common stock held in an IRA for himself, and (d) 332 shares of our Class A common stock and 4,757 shares of our Class B common stock held by Mr. Wharton as custodian for his daughters.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     This table shows the owners of more than 5% of our outstanding Class A common stock or Class B common stock based on filings with the Securities and Exchange Commission (the SEC). Unless otherwise indicated, all information is presented as of December 31, 2000, and all shares beneficially owned are held with sole voting and investment power.

                                                            TITLE OF    NUMBER OF SHARES    PERCENT OF
NAME AND ADDRESS OF PERSON                                   CLASS     BENEFICIALLY OWNED     CLASS
--------------------------                                  --------   ------------------   ----------
The Prudential Insurance Company of America...............     A            8,294,011(1)      15.0%
  751 Broad Street
  Newark, New Jersey 07102
Putnam Investments, LLC...................................     A            4,318,594(2)       7.8%
  One Post Office Square
  Boston, Massachusetts 02109
Rio Tinto Indonesia Limited...............................     A           23,931,100         43.1%
  6 St. James's Square
  London SW1Y4LD
  England
Wellington Management Company, LLP........................     A            3,659,230(3)       6.6%
  75 State Street                                              B           10,517,398(4)      11.9%
  Boston, Massachusetts 02109
Morgan Stanley Dean Witter & Co. .........................     B            4,875,280(5)       5.5%
  1585 Broadway
  New York, New York 10036
Hartford Capital Appreciation HLS Fund, Inc. .............     B            4,600,000(6)       5.2%
  200 Hopmeadow Street
  Simsbury, Connecticut 06089

---------------

(1) Based on the Schedule 13G Amendment No. 3 dated February 8, 2001 filed with the SEC, The Prudential Insurance Company of America shares voting power with respect to 8,236,611 shares and shares investment power with respect to all shares shown, but disclaims beneficial ownership. Jennison Associates LLC, a subsidiary of The Prudential Insurance Company of America, filed its own Schedule 13G Amendment No. 1 with the SEC dated February 14, 2001, indicating beneficial ownership of 7,996,700 shares. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York, 10017.

(2) Based on the Schedule 13G dated February 15, 2001 filed with the SEC, Putnam Investments, LLC shares voting power with respect to 3,045 shares and shares investment power with respect to all shares shown, but disclaims beneficial ownership.

(3) Based on the Schedule 13G dated February 13, 2001 filed with the SEC, Wellington Management Company, LLP shares voting power with respect to 3,328,230 shares, and shares investment power with respect to all shares shown.

(4) Based on the Schedule 13G Amendment No. 2 dated February 13, 2001 filed with the SEC, Wellington Management Company, LLP shares voting power with respect to 9,388,998 shares and shares investment power with respect to all shares shown.

(5) Based on the Schedule 13G dated February 12, 2001 filed with the SEC, Morgan Stanley Dean Witter & Co. shares voting power with respect to 4,757,337 of these shares and shares investment power with respect to all shares shown.

(6) Based on the Schedule 13G dated February 14, 2001 filed with the SEC, Hartford Capital Appreciation HLS Fund, Inc. shares voting and investment power with respect to all shares shown.

EXECUTIVE OFFICER COMPENSATION

     This table shows the compensation paid to our chief executive officer, each of our three other executive officers, and Mr. Jones, who retired from the company in October 2000 (the named officers). We paid the compensation of Messrs. King and Jones through an allocation arrangement under a services agreement with a corporation in which we own 45% of the equity (Services Company). During 2000, Messrs. Moffett, Adkerson and King also provided services to and received compensation from McMoRan Exploration Co. (McMoRan).

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                          ----------------------------------
                                          ANNUAL COMPENSATION                     AWARDS             PAYOUT
                                  ------------------------------------    -----------------------   --------
                                                               OTHER                                              ALL
                                                              ANNUAL      RESTRICTED   SECURITIES                OTHER
        NAME AND                                             COMPENSA-      STOCK      UNDERLYING     LTIP     COMPENSA-
   PRINCIPAL POSITION      YEAR     SALARY        BONUS       TION(1)     AWARDS(2)     OPTIONS     PAYOUTS     TION(3)
   ------------------      ----   ----------    ----------   ---------    ----------   ----------   --------   ---------
James R. Moffett.........  2000   $1,375,000    $2,750,000   $146,398(4)  $      --           --    $793,800   $218,049
  Chairman of the          1999    1,000,000     2,750,000    143,698(4)         --    1,800,000     912,600     84,775
  Board and Chief          1998    1,000,000     2,750,000    127,669(4)         --    1,750,000     577,530     78,029
  Executive Officer
Richard C. Adkerson......  2000      875,000       687,500(2)   56,049(4) 1,031,250           --     441,000    102,706
  President and Chief      1999      650,000       343,750     64,596(4)  1,546,875      900,000     380,250     44,162
  Financial Officer        1998      650,000     1,375,000     64,358(4)         --      875,000     231,012     38,402
Adrianto Machribie.......  2000      406,250       550,000    465,453(5)         --       75,000     110,250         --
  President Director       1999      437,500(6)    550,000    441,602(5)         --       75,000      91,260         --
                           1998      406,250(6)    520,000    455,056(5)         --       65,000      23,097         --
W. Russell King..........  2000      166,917        61,250(2)   10,669       65,625       15,000      97,020     20,948(7)
  Senior Vice President    1999       77,750        25,000      7,959        75,000           --     111,540      3,888
                           1998       75,000        49,000      7,950            --           --     115,506      3,675
Stephen M. Jones.........  2000      277,308            --      5,598            --       65,000     333,050    778,490(8)
                           1999      350,000       500,000    256,796(9)         --       65,000      91,260     86,542(10)
                           1998      350,000       470,000    217,024(9)         --       50,000      40,423    168,343(10)

---------------

 (1) In addition to items disclosed in notes 4, 5 and 9 below, includes our payment of taxes in connection with certain benefits we provided to the named officers as follows:

NAME                                                         YEAR    AMOUNT
----                                                         ----   --------
Mr. Moffett................................................  2000   $ 45,805
                                                             1999     46,776
                                                             1998     32,329
Mr. Adkerson...............................................  2000     13,031
                                                             1999     19,871
                                                             1998     17,900
Mr. Machribie..............................................  2000     81,631
                                                             1999     79,818
                                                             1998     79,920
Mr. King...................................................  2000     10,669
                                                             1999      7,959
                                                             1998      7,950
Mr. Jones..................................................  2000      5,598
                                                             1999    195,532
                                                             1998     69,945

     Does not include perquisites that we provided to each named officer unless the aggregate amount in any year exceeded the threshold for disclosure under the SEC rules.

 (2) In December 1999, we adopted a restricted stock program. This program provides certain executives with the opportunity to receive a grant of restricted stock units (RSU) in lieu of all or part of their cash bonus for a given year. The RSUs will ratably convert into shares of Class A common stock over a three-year period on each grant date anniversary. The RSUs are awarded at a premium in order to compensate for risk. Dividend equivalents will be paid on the RSUs. In 2000, Messrs. Adkerson and King each elected to participate in the program as follows:

                                                         12/31/00
                                                          MARKET     GRANT DATE
NAME                                             RSUS     VALUE*    MARKET VALUE*
----                                            ------   --------   -------------
Mr. Adkerson..................................  96,109     N/A       $1,031,250
Mr. King......................................   6,116     N/A           65,625

---------------

        *  RSUs were granted in January 2001 for 2000 bonus amounts.

     As of December 31, 2000, Messrs. Adkerson and King held 96,680 and 4,688 restricted stock units, respectively, and the aggregate value of such units held by each, based upon the $8.3438 market value on December 29, 2000, was $806,679 and $39,116, respectively.

 (3) In addition to items disclosed in the notes below, includes our contributions to defined contribution plans, our premium payments for universal life and personal excess liability insurance policies and director fees as follows:

                                                    PLAN        INSURANCE   DIRECTOR
NAME                                     YEAR   CONTRIBUTIONS   PREMIUMS      FEES
----                                     ----   -------------   ---------   --------
Mr. Moffett............................  2000     $178,847       $34,202     $5,000
                                         1999       50,000        29,775      5,000
                                         1998       48,183        23,846      6,000
Mr. Adkerson...........................  2000       95,702         7,004         --
                                         1999       32,375        11,787         --
                                         1998       31,164         7,238         --
Mr. King...............................  2000       16,911           656         --
                                         1999        3,888            --         --
                                         1998        3,675            --         --
Mr. Jones..............................  2000       28,309           950         --
                                         1999       17,500            --         --
                                         1998       17,500            --         --

 (4) Includes the following perquisites that we provided to Mr. Moffett and Mr.
     Adkerson: (a) matching gifts under the matching gifts program, (b) payments for financial counseling and tax return preparation and certification services and (c) use of company facilities.

                                                   FINANCIAL
                                   MATCHING GIFT   COUNSELING   FACILITIES
NAME                        YEAR     PAYMENTS         FEES        USAGE       TOTAL
----                        ----   -------------   ----------   ----------   --------
Mr. Moffett...............  2000      $40,000       $14,200      $46,393     $100,593
                            1999       40,000        16,000       40,922       96,922
                            1998       38,370        16,000       40,970       95,340
Mr. Adkerson..............  2000       40,000         3,018           --       43,018
                            1999       40,000         4,725           --       44,725
                            1998       40,000         6,458           --       46,458

 (5) Includes $383,822, $361,784 and $375,136 of perquisites that we provided to Mr. Machribie in 2000, 1999 and 1998, respectively, consisting of (a) $40,000 of principal payments on non-interest bearing loans to Mr. Machribie from us that were forgiven in each of these years; (b) $7,141, $8,930 and $12,250 of imputed interest in 2000, 1999 and 1998 on these loans; (c) $336,681, $306,451 and $317,702 for use of a company owned residence in Indonesia in 2000, 1999 and 1998; and (d) $6,403 and $5,184 for other perquisites in 1999 and 1998.

 (6) The difference in salary between 1998 and 1999 is due to the timing of a payment required under Indonesian law that is considered part of base pay.

 (7) Includes $3,381 for a scholarship that we provided in 2000 for the benefit of Mr. King's child.

 (8) Includes (a) $725,000 severance and separation payment and (b) $24,231 payment for unused vacation for 2000.

 (9) Includes $61,264 and $147,079 of perquisites that we provided to Mr. Jones in 1999 and 1998, respectively, consisting of (a) $34,108 and $30,155 of annual leave allowance in 1999 and 1998, (b) $16,256 matching gift under the matching gifts program in 1999, (c) $100,130 housing allowance while Mr. Jones was located in Indonesia in 1998, and (d) $10,900 and $16,794 for other perquisites in 1999 and 1998.

(10) The 1999 amount includes $69,042 of relocation expenses that we provided to Mr. Jones upon his return from our location in Indonesia. The 1998 amount includes $150,843 of other compensation that we provided to Mr. Jones while he was located in Indonesia consisting of (a) an overseas completion bonus of $72,917, (b) an overseas premium of $28,382, (c) cost of living adjustment of $22,668 and (d) an educational allowance of $26,876 for Mr. Jones' children.
                            ------------------------

     This table shows all stock options that we granted to each of the named officers in 2000.

                             OPTION GRANTS IN 2000

                           NUMBER OF     PERCENT OF
                           SECURITIES     OPTIONS
                           UNDERLYING    GRANTED TO
                            OPTIONS     EMPLOYEES IN   EXERCISE OR                       GRANT DATE
NAME                       GRANTED(1)       2000       BASE PRICE    EXPIRATION DATE    PRESENT VALUE
----                       ----------   ------------   -----------   ---------------    -------------
Adrianto Machribie.......    75,000        5.72%         $17.50      February 1, 2010    744,000(2)
W. Russell King..........    15,000        1.14%          17.50      February 1, 2010    148,800(2)
Stephen M. Jones.........    65,000        4.96%          17.50      February 1, 2010    644,800(2)

---------------

(1) The stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of the company's total voting power or (b) under certain circumstances, the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof. In addition, each stock option has an equal number of tandem "limited rights," which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the company's total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to the listed officers. The grant date present value was calculated to be $9.92 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option as set forth under the column labeled "Exercise or Base Price"; (b) a fair market value of $17.50 for one share of our Class B common stock on the grant date; (c) no dividend; (d) a term of 7 years based on an analysis of the average historical term for such stock options; (e) a stock volatility of 44.1%, based on an analysis of weekly closing prices of our Class B common stock over the 232-week period that our Class B common stock has been publicly traded; and (f) an assumed risk-free interest rate of 6.74%, this rate being equivalent to the yield on the grant date on a zero-coupon U.S. Treasury note with a maturity date comparable to the expected term of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

                            ------------------------

     This table shows all outstanding stock options held by each of the named officers as of December 31, 2000. None of the named officers exercised stock options in 2000.

                          OPTIONS AT DECEMBER 31, 2000

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                   OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                DECEMBER 31, 2000           DECEMBER 31, 2000
NAME                                        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                        -------------------------   -------------------------
James R. Moffett..........................     3,518,169/1,536,000         $386,263/$1,158,788
Richard C. Adkerson.......................      1,486,457/ 725,000          193,131/   579,394
Adrianto Machribie........................        113,924/ 180,000           22,284/    66,853
W. Russell King...........................       159,591/   17,000               --/        --
Stephen M. Jones..........................       288,095/       --           77,253/        --

                            ------------------------

     This table shows all long-term incentive plan awards that we made in 2000 to each of the named officers.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 2000

                                                                                  ESTIMATED
                                                                 PERFORMANCE       FUTURE
                                                   NUMBER OF       OR OTHER     PAYOUTS UNDER
                                                 SHARES, UNITS   PERIOD UNTIL     NON-STOCK
                                                   OR OTHER       MATURATION     PRICE-BASED
NAME                                               RIGHTS(1)      OR PAYOUT       PLANS(2)
----                                             -------------   ------------   -------------
James R. Moffett...............................     180,000        12/31/03       $532,800
Richard C. Adkerson............................     135,000        12/31/03        399,600
Adrianto Machribie.............................      45,000        12/31/03        133,200
W. Russell King................................      15,000        12/31/03         44,400
Stephen M. Jones...............................      40,000        12/31/03        118,400

---------------

(1) Represents the number of performance units covered by performance awards we granted in 2000 under our Long-Term Performance Incentive Plan (Long-Term
    Plan). As of December 31 of each year, each named officer's performance award account will be credited with an amount equal to the "annual earnings per share" or "net loss per share" (as defined in the Long-Term Plan) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each of our majority-owned subsidiaries that are attributable to equity interests that we do not own. The corporate personnel committee may, however, in the exercise of its discretion, prior to crediting the named officers' performance award accounts with respect to a particular year, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for the year. The balance in the performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs.

(2) These amounts were calculated using the 2000 earnings per share applied over a four-year period. Future payments attributable to these awards will be determined based on future earnings.

                            ------------------------

Retirement Benefit Program

     Under our retirement benefit program and that of the Services Company, each participant, including each of the named officers other than Mr. Machribie, who participates in PT Freeport Indonesia's retirement plan described below, is entitled to benefits based upon the sum of his starting account balance, annual benefit credits and annual interest credits allocated to his "account." The starting account balance is equal to the value of the participant's accrued benefit as of June 30, 1996, under the prior plan. The annual benefit credits consist of two parts: (1) 4% of the participant's earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant's total earnings for the year. The percentage of total earnings is determined as follows:

     - 15%, if as of December 31, 1996, the participant's age plus service totaled 65 or more, he was at least 50 years old and had at least 10 years of service;

     - 10%, if as of December 31, 1996, the participant's age plus service totaled 55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation;

     - 7%, if as of December 31, 1996, the participant's age plus service totaled 45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation; and

     - 4%, if the participant did not meet the requirements for a greater allocation.

     The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. This interest credit was 6.45% for 2000. Interest credits cease at the end of the year in which the participant reaches age 60. Upon retirement, a participant's account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant's "earnings" are comprised of annual base salary (see "Salary" in the Summary Compensation Table above), plus 50% of certain bonuses (see "Bonus" in the Summary Compensation Table above). Years of service include not only years with us or the Services Company but also any years with our predecessors.

     Benefits payable to a participant under our and the Services Company's retirement benefit programs are no longer determined primarily by the individual's final average compensation and years of service. However, if a participant's age plus service equaled 65 or more as of December 31, 1996, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is "grandfathered" into a benefit of no less than the benefit under the former retirement benefit formula based on years of service and final average earnings.

     We decided during 2000 to discontinue the foregoing retirement benefit program. All benefit accruals ceased effective June 30, 2000, and as of that date we increased the account balances of eligible participants by the final half-year benefit credit plus a special benefit credit of 3.5% of the account balance. The retirement benefit program consisted of two plans: a funded qualified plan and an unfunded nonqualified plan.

     The present value of the benefit earned by each participant under the nonqualified plan was transferred, effective June 30, 2000, to our unfunded non-qualified defined contribution plan. The amount transferred for each of the named officers (other than Mr. Machribie) is as follows: $2,849,930 for Mr. Moffett; $807,261 for Mr. Adkerson; $482,657 for Mr. King; and $164,511 for Mr. Jones.

     We intend to terminate the qualified plan and distribute all assets upon receiving IRS approval of the termination. We will contribute to the plan any amount needed to complete the funding of benefits. A participant can elect to receive his accrued benefit under the qualified plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into our qualified defined contribution plan or an IRA, or received in cash subject to applicable tax withholdings. If paid in a single lump sum as of November 1, 2001, the amount paid to each of the named officers (other than Mr. Machribie) would be as follows: $136,704 for Mr. Moffett; $89,770 for Mr. Adkerson; $449,472 for Mr. King; and $83,817 for Mr. Jones.

     Under PT Freeport Indonesia's retirement plan, each participant, including Mr. Machribie, is entitled to benefits based upon the participant's years of service and monthly base salary at the time of retirement. All benefits under the retirement plan are payable in rupiah, Indonesia's currency. A participant's retirement benefit is calculated by multiplying 1.5 by the participant's years of service by the participant's monthly base salary at the time of retirement. Mr. Machribie's estimated annual retirement benefit, payable as an annuity for life, assuming retirement at age 65, and allowing for reasonable annual increases in earnings until retirement is $79,900 (payable in rupiah).

CORPORATE PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The corporate personnel committee, which is composed of five independent directors, determines the compensation of the company's executive officers and administers the company's annual incentive, long-term incentive, and stock option plans. Our committee's executive compensation philosophy is to:

     - emphasize performance-based compensation that balances rewards for both short- and long-term results;

     -  tie compensation to the interests of the company's stockholders; and

     - provide a competitive level of total compensation that will enable the company to attract and retain talented executive officers.

     A primary goal of our committee is to position the company to attract and retain the highest level of executive talent. To accomplish this goal, we target the company's executive compensation levels in the top quartile of comparable companies. These comparable companies include the North American mining companies included in the Dow Jones Other Non-Ferrous Metals Index and the Dow Jones Precious Metals Index. It also includes other companies whose operational, corporate financing, and other activities are considered comparable to those activities in which the company engaged in recent years under the management of the company's executive officers. We did not conduct an in-depth analysis of the compensation practices of comparable companies in 2000, but have engaged an independent executive compensation consultant to conduct this analysis in the past.

Overview of 2000 Compensation

     Executive officer compensation for 2000 included base salaries, annual incentive awards, long-term incentive awards, stock options, and, in some cases, restricted stock units. In 1998, we substantially revised our compensation arrangements with James R. Moffett, Chairman of the Board and Chief Executive Officer, and Richard C. Adkerson, President and Chief Financial Officer. As part of our program to conserve cash, Messrs. Moffett and Adkerson agreed to cap their annual cash incentive awards for the next five years at $2.75 million for Mr. Moffett and $1.375 million for Mr. Adkerson. In comparison, in 1997 Mr. Moffett received $5.0 million and Mr. Adkerson $2.5 million. In return, we granted to Mr. Moffett immediately exercisable options to purchase 1.75 million shares of the company's Class B common stock and granted to Mr. Adkerson immediately exercisable options to purchase 875,000 shares of the company's Class B common stock. These options have an eight-year term. The substitution of cash compensation with stock options was intended to further align the interests of these officers with the interests of the company's stockholders.

Base Salaries

     We established the base salaries of the company's executive officers at appropriate levels after consideration of each executive officer's responsibilities. In October 2000, the company announced a management reorganization and reduction in the company's senior management group. As part of this restructuring, Messrs. Moffett and Adkerson assumed significantly increased personal roles in the management of the affairs of the company. Moreover, the company will realize cost savings as a result of the reorganization. Because of the increased duties and resulting cost savings to the company, we decided to increase the annual base salaries of Mr. Moffett from $1.0 million to $2.5 million and Mr. Adkerson from $750,000 to $1.25 million, effective October 1, 2000.

Annual Incentive Awards

     We provide annual cash incentives to the company's executive officers through the company's annual incentive plan and performance incentive awards program. Awards paid under these plans in 2000 were based on a return on investment threshold, the level of cash flow from operations, and operational and strategic accomplishments during 2000, including accomplishments in the areas of exploration, production, management, and strategic planning.

     Annual Incentive Plan. The company's annual incentive plan is designed to provide performance-based awards to those executive officers whose performance can have a significant impact on the company's profitability and future growth. Some of the company's named officers participated in the annual incentive plan for 2000. At the beginning of 2000, each participant was assigned a percentage share of the aggregate award pool for 2000 based on that person's position and level of responsibility. Under the terms of the annual incentive plan, no awards will be made for any year if the five-year average return on investment (generally, consolidated net income divided by consolidated stockholders' equity and long-term debt, including the minority interests' share of subsidiaries' income and stockholders' equity) is less than 6%. During the five-year period ending in 2000, the average return on investment was 11%. When determining the aggregate awards granted under the annual incentive plan for 2000, we considered as a guideline 2.5% of net cash flow from operations in 2000, which is the maximum amount that may be awarded under the annual incentive plan to executive officers whose compensation is subject to the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code.

     After reviewing the performance factors and accomplishments described above, we concluded that the company's performance had exceeded expectations and approved an incentive pool of approximately 1.01% of net operating cash flow. As explained above, the individual cash awards paid to Messrs. Moffett and Adkerson under the annual incentive plan were capped. Without the caps, Mr. Moffett's award would have been approximately $6.3 million and Mr. Adkerson's award would have been $3.2 million, and the aggregate awards would have been approximately 2.5% of net operating cash flow.

     Performance Incentive Awards Program. The company's performance incentive awards program is designed to provide performance-based annual cash awards to certain executive officers and managers who do not participate in the company's annual incentive plan. In 2000, each participant in the performance incentive awards program was assigned a target award based upon level of responsibility. After a review of the performance measures and accomplishments described above, we established an award pool for 2000 that totaled 1.14% of net operating cash flow. Individual performance is an important factor considered in determining the actual awards paid under the performance incentive awards program.

Restricted Stock Unit Plan

     As part of our efforts to conserve cash and to further align the interests of the company's executive officers with those of the company's stockholders, in 1999 we approved a program that allowed certain executive officers and managers the opportunity to receive a grant of restricted stock units in lieu of all or part of their cash bonus for a given year. The restricted stock units will vest ratably over a three-year period. To compensate for the restrictions and risk of forfeiture, the restricted stock units were awarded at a 50% premium to the market value on the grant date. The program was not intended to increase the overall compensation of the executive officers and managers. An independent executive consulting firm reviewed the program and concluded that its design was appropriate and in line with other similarly situated companies.

Stock Options and Long-Term Incentives

     Stock option and long-term incentive award guidelines are intended to provide a significant potential value to reinforce the importance of stockholder value creation. We encourage executive officers to accumulate significant equity ownership in the company by granting stock options. We believe that larger, multi-year stock option awards rather than smaller, annual awards provide a more powerful incentive to the company's senior executive officers to achieve sustained growth in stockholder value over the long term. In general, we grant Messrs. Moffett and Adkerson stock option awards every three years. In 1997 and 1998, Messrs. Moffett and Adkerson did not receive any stock option awards other than those granted in 1998 relating to their agreement to cap their salaries, as described earlier. In keeping with our philosophy, we granted stock options to them in 1999.

     We continue to make annual stock option grants to the company's other executive officers. In 2000, three of the company's other named officers, including Mr. Jones, received stock options based on guidelines that relate to the position of each participating executive officer. The exercise price of each stock option is equal to the fair market value of a share of the company's Class B common stock on the grant date.

     We also compensate executive officers with annual grants of performance units. Performance units are designed to link a portion of executive compensation to cumulative earnings per share, because we believe that sustained profit performance will help support increases in stockholder value. Each outstanding performance unit is annually credited with an amount equal to the annual earnings per share, as defined in the plan, for a four-year period. These credits are paid in cash after the end of the four-year period.

Section 162(m)

     Section 162(m) limits to $1 million a public company's annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Our policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. We also consider it important to retain flexibility to design compensation programs that recognize a full range of criteria important to the company's success, even where compensation payable under the programs may not be fully deductible.

     We believe that the stock options, annual incentive awards, and performance units qualify for the exclusion from the deduction limitation under Section 162(m). With the exception of a portion of the salary paid to the company's chief executive officer and the company's president, we anticipate that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.

          H. Devon Graham, Jr., Chairman                     Bobby Lee Lackey
          Robert J. Allison, Jr.                             J. Taylor Wharton
          Robert W. Bruce III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of our corporate personnel committee are Messrs. Allison, Bruce, Graham, Lackey and Wharton. In 2000, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

AUDIT COMMITTEE REPORT

     The audit committee is currently composed of five directors. The members of our committee are independent, as defined in the New York Stock Exchange's listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our charter describes the functions we perform and is attached to this proxy statement as Annex A.

Financial Statement Review; Discussions with Management and Independent Auditors

     We have reviewed and discussed the company's audited financial statements for the year 2000 with management and the company's independent auditors. Management represented to us that the audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, by the Independence Standards Board, and have discussed with the independent auditors their independence from the company and management. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     In addition, we have discussed with the independent auditors the overall scope and plans for their audit, and have met with the independent auditors and management to discuss the results of their examination, their understanding and evaluation of the company's internal controls as they considered necessary to support their opinion on the financial statements for the year 2000, and various factors affecting the overall quality of the company's financial reporting. The independent auditors also have had opportunities to meet with us without management being present to discuss any of these matters.

     Based on these reviews and discussions, we recommended to the board of directors that the financial statements referred to above be included in the company's annual report on Form 10-K for the year 2000. We also recommended, subject to the approval of the company's stockholders, the selection of Arthur Andersen as the independent auditors of the company's financial statements for the year 2001.

Internal Audit

     We also oversee the company's internal audit function, including the selection and compensation of the company's internal auditors. We have discussed with the company's internal auditors the scope of their audit plan, and have met with the internal auditors to discuss the results of their reviews, their evaluation of the company's processes and internal controls, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process.

Fees and Related Disclosures for Accounting Services

     AUDIT AND REVIEW FEES. The independent auditors billed the company $434,375 for professional services rendered for the audit of the company's financial statements for 2000 and for the reviews of the unaudited interim financial statements included in the company's Forms 10-Q for 2000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The independent auditors billed the company $845,039 for professional services rendered for information systems design and implementation services for 2000. These services were rendered by Andersen Consulting (now named Accenture) prior to August 7, 2000, when its affiliation with Arthur Andersen ended completely.

     ALL OTHER FEES. For 2000, the independent auditors billed the company $476,000 for professional services rendered, other than described above under "Audit and Review Fees" and "Financial Information Systems Design and Implementation Fees." These services primarily related to the following:

     - tax compliance services and services rendered with respect to an expatriate tax project;

     - services rendered for statutory audits required under Indonesian law and services rendered for audits of the company's employee benefit plans; and

     - security risk consulting services rendered for PT Freeport Indonesia, the company's principal operating subsidiary.

     CONSIDERATION OF AUDITORS' INDEPENDENCE. We have considered whether the provision of services covered under the sections entitled "Financial Information Systems Design and Implementation Fees" and "All Other Fees" for 2000 is compatible with maintaining the auditors' independence and have discussed with the auditors their independence from the company and management.

Robert A. Day, Chairman  H. Devon Graham, Jr.
Robert W. Bruce III      Oscar Y. L. Groenveld
Gerald J. Ford

PERFORMANCE GRAPH

     The following graph compares the change in the cumulative total stockholder return on our Class B common stock with the cumulative total return of the S&P 500 Stock Index and the cumulative total return of the Dow Jones Other Non-Ferrous Metals Group Index (Americas group only) from 1996 through 2000. This comparison assumes $100 invested on December 31, 1995 in (a) Freeport-McMoRan Copper & Gold Inc. Class B common stock, (b) S&P 500 Stock Index and (c) Dow Jones Other Non-Ferrous Metals Group Index (Americas group only).

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                      FREEPORT-MCMORAN COPPER & GOLD INC.,
                       S&P 500 STOCK INDEX AND DOW JONES
                      OTHER NON-FERROUS METALS GROUP INDEX

                                    [GRAPH]

                                               1995         1996         1997         1998         1999         2000
 Freeport-McMoRan Copper & Gold Inc.         $100.00      $109.35      $ 59.51      $ 39.98      $ 80.92      $ 33.92
 S&P 500 Stock Index                         $100.00      $122.95      $164.18      $211.09      $255.50      $232.25
 Dow Jones Other Non-Ferrous Metals Group
   Index                                     $100.00      $105.27      $ 77.96      $ 55.23      $ 95.57      $ 70.64

* Total Return Assumes Reinvestment of Dividends

CERTAIN TRANSACTIONS

     We and McMoRan each own 45% of the Services Company; Stratus Properties Inc., a publicly held real estate company (Stratus), owns the remaining 10% of the Services Company. The Services Company's sole director is also an executive officer of our company. We are parties to a services agreement with the Services Company under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services. The Services Company also provides these services to McMoRan and Stratus. We pay an allocable portion of expenses from consulting arrangements that the Services Company has entered into, some of which are described below.

     B.M. Rankin, Jr. and the Services Company are parties to an agreement under which Mr. Rankin renders services to us, McMoRan and Stratus relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2000, the Services Company paid Mr. Rankin $240,000 ($60,000 of which was allocated to us) pursuant to this agreement. Mr. Rankin also received reimbursement of $95,670 for a portion of his office rent and the services of an executive secretary employed by the Services Company. This agreement was amended effective February 1, 2001 in connection with Mr. Rankin's election as vice chairman of the boards of directors of the company and McMoRan. Under this amended agreement, Mr. Rankin will receive an annual consulting fee of $490,000 ($260,000 of which will be allocated to us).

     Henry A. Kissinger, who retired from our board in March 2001, is the Chairman of the Board, Chief Executive Officer, and sole stockholder of Kissinger Associates, Inc. J. Stapleton Roy, who was appointed to our board in March 2001, is Managing Director of Kissinger Associates. Kissinger Associates and the Services Company are parties to agreements under which Kissinger Associates provides to us and our affiliates advice and consultation on specified world political, economic, strategic and social developments affecting our affairs. Under these agreements, Kissinger Associates receives an annual fee of $200,000, additional consulting fees based on the services rendered, and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services. In 2000, the Services Company paid Kissinger Associates $500,000, excluding reasonable out-of-pocket expenses, for all services rendered under these agreements (all of which was allocated to us).

     J. Bennett Johnston and the Services Company are parties to an agreement, renewable annually, under which Mr. Johnston provides consulting services to us and our affiliates relating to international relations and commercial matters. Under this agreement, which was amended effective January 1, 2000, Mr. Johnston receives an annual consulting fee of $250,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing services. In 2000, the Services Company paid Mr. Johnston $250,000, excluding reasonable out-of-pocket expenses, pursuant to this agreement, $200,000 of which was allocated to us. The annual consulting fee includes Mr. Johnston's annual fee for serving on our board.

     Gabrielle K. McDonald and the Services Company are parties to an agreement, renewable in December 2002, under which Ms. McDonald renders consulting services to us and our affiliates in connection with her role as Special Counsel on Human Rights to our Chairman. Under this agreement, which was amended effective January 1, 2000, Ms. McDonald receives an annual fee of $500,000 in 2000 and 2001, and an annual fee of $250,000 in 2002, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. In 2000, the Services Company paid Ms. McDonald $500,000, exclusive of reasonable out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Ms. McDonald's annual fee for serving on our board.

     Rene L. Latiolais, who retired from our board in January 2001, and the Services Company were parties to an agreement under which Mr. Latiolais provided consulting services to us and our affiliates. Under this agreement, Mr. Latiolais received no annual fee for serving on our board, no board attendance fees and no stock options under our director stock option plan. In 2000, the Services Company paid Mr. Latiolais $370,956, excluding reasonable out-of-pocket expenses, pursuant to this agreement, $70,000 of which was allocated to us.

RATIFICATION OF THE APPOINTMENT OF AUDITORS

     Our board of directors seeks stockholder ratification of the board's appointment of Arthur Andersen LLP to act as the independent auditors of our and our subsidiaries' financial statements for the year 2001. Our board has not determined what, if any, action would be taken should the appointment of Arthur Andersen not be ratified. One or more representatives of Arthur Andersen will be available at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

STOCKHOLDER PROPOSALS

     Two stockholders have each advised the company of their intention to present a proposal at the meeting. In accordance with applicable proxy regulations, the two proposals and supporting statements are set forth below. Approval of these proposals would require the affirmative vote of a majority of the outstanding shares of our Class A and Class B common stock present in person or by proxy, voting together as a single class.

     Upon request, we will provide the names and addresses of the proponents of these stockholder proposals and the number of shares of our Class A and Class B common stock that they hold. In each case the proponent holds less than 50,000 shares of our common stock. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112, or submitted by calling (504) 582-4000.

STOCKHOLDER PROPOSAL 1

     RESOLVED: That the stockholders of Freeport-McMoRan Copper & Gold Inc., hereby request that the Board of Directors take the needed steps to provide that, at future elections of directors, new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

                                    REASONS

Strong support was shown at the last annual meeting when 50.68%*, 61,513,873 shares, approved this proposal. The real significance of this vote is reflected in the shares held, controlled, or directed by insiders where directors were in unanimous opposition to the proposal. The Board and executive management were essentially voting to entrench themselves.

It is our belief that classification of the Board of Directors is not in the best interest of Freeport-McMoRan Copper and Gold, Inc., and its shareholders. We believe that it makes a Board less accountable to shareholders when directors do not stand for election each year insulating directors and senior management from the impact of poor performance.

           ACCOUNTABILITY TO SHAREHOLDERS SHOULD START WITH DIRECTORS
                       SHOWING UP FOR THE ANNUAL MEETING.

For the second consecutive year, Mr. Moffett and all directors failed to attend the annual meeting of shareholders that was held in the basement of a building in Wilmington, Delaware. Instead, the Board deliberately met two days prior at company headquarters in New Orleans.

If you are appalled as we are, by this company's indifference and lack of accountability to shareholders, please vote to have the performance of all directors measured annually.

Since Freeport prefers to argue that this proposal has failed in past years, we believe it is important to put "failure" in the proper perspective:

        1998 -- 28.51% of yes/no votes cast
        1999 -- 41.72% of yes/no votes cast
        2000 -- 50.68% of yes/no votes cast.

The progression is impressive, hardly viewed as failure by the proponents and certainly concerns Freeport.

Success builds upon success and your favorable vote will help build upon the 50.68%* approval rate established last year.

PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL; otherwise, it is automatically cast as a vote against even if you abstain.

*50.68% of the yes/no votes cast.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL 1

     Our stockholders have rejected identical proposals in each of the past three years, including last year when it received 49.45% of the total votes cast. Our board of directors continues to believe that this proposal is not in the best interests of the company or our stockholders.

     We have a "classified" board of directors, whose members are divided into three classes serving staggered three-year terms, with one class being elected each year. We believe that a classified board is advantageous to the company and our stockholders, and we believe that our view is shared by most publicly held corporations, as 62.9% of the corporations included in the S&P 500 index currently have classified boards.

     We also believe that directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. Directors have fiduciary duties that do not depend on how often they are elected. In addition, we believe that there is little evidence to indicate that electing directors to either annual or staggered terms directly influences stock performance.

     We believe that each member of our board brings valuable knowledge and experience to the company. We further believe that our classified board structure assures continuity and stability of the company's strategic direction and management, because a majority of our directors at any given time will have prior experience as directors of the company and will be familiar with our business strategies and operations.

     We also believe that a classified board reduces the vulnerability of the company to potentially abusive takeover tactics and encourages potential acquirors to negotiate with our board. A classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, positions the incumbent board to act to maximize the value of a potential acquisition to all stockholders.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL AGAIN THIS YEAR.

STOCKHOLDER PROPOSAL 2

                       ELECTION OF SHAREHOLDERS TO ADVISE
                             COMPENSATION COMMITTEE

RESOLVED: Beginning in 2002, the Board of Directors is requested to take the steps necessary to provide shareholders, at their annual meeting, the opportunity to elect three of their members to serve as advisors to the Compensation Committee. The elected advisors shall serve as a liaison between the Shareholders and the Compensation Committee. The Advisors shall attend Compensation Committee meetings, and they shall advise and make recommendations regarding salaries, benefits, incentive compensation, and retirement compensation of executive officers, directors, and key employees of the Company, including transactions involving the Board of Directors. They will provide written recommendations to the Board of Directors regarding management compensation, and they shall report to shareholders at the Annual Meeting.

Their term of advisement shall be for one year, from annual meeting to annual meeting. They shall receive the same compensation for meetings attended as committee members.

                   SUPPORTING STATEMENT FOR ELECTING ADVISORS

     It is important to shareholders that the Directors and Executive Officers of our Company be compensated fairly for their leadership and service. Providing incentives and a "just right" amount of compensation for executives is a very difficult task for the Compensation Committee. Shareholder Advisors would assist the Committee by providing objective input and a shareholder perspective.

     SEVERAL REASONS SEEM TO WARRANT THE ELECTION OF ADVISORS TO
ASSIST WITH COMPENSATION AND BENEFIT RECOMMENDATIONS.

1. Bonuses and incentive compensation for executive officers are often skewed beyond reasonable and appropriate incentives for outstanding job performance. From 1999 through 2000, Freeport's Chairman of the Board James R. Moffett received nearly $8 million in salary, bonus, and other annual compensation.

However, since the last quarter of 1997, the price of FCX stock has dropped from above $25/share to $10/share by the end of 1998 and on 1 May 1999 to below $10/share. Freeport's own 2000 proxy statement (p. 21) shows that since 1996 FCX stock has dramatically under performed both the S&P 500 Stock Index and the Dow Jones Other Non-Ferrous Metals Group Index. Thus, there is no relationship between Executive

Officer Compensation and performance, nor is this compensation consistent with the Corporate Personnel Committee's policy as set out on p. 17 of the 2000 proxy statement.

2. In 2000, six out of fifteen Board of Directors received fees and benefits ranging from $60K to 348K, which far exceeds the $25,000 annual fee for serving on the board. Thus, 40% of the Board of Directors, in effect, also are hired to provide consulting services with no accounting to shareholders. This is a conflict of interest with their duties toward the shareholders. Advisors could provide objective input into compensation and benefit recommendations for Directors and for Executive Officers. The recommendations of Advisors for compensation and benefits of Directors and Executive Officers would be from a Shareholder perspective.

3. Shareholder value and Executive compensation are not in balance. Executive pay is growing much faster than dividend payout (which has been eliminated) and stock value. We need a better compensation and value balance.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL 2

     We believe that our Corporate Personnel Committee is best suited to determine the compensation of our executive officers. The committee is composed of five independent directors, all of whom are also stockholders of the company. As directors, the members of the committee are committed to excellent relations with our stockholders. Our stockholders may and do express their thoughts, questions or concerns to the committee as well as the full board throughout the year by phone, letter and e-mail.

     The scope and nature of the powers and obligations of the proposed stockholder advisory positions are vague and ill-defined, and the positions would be needlessly cumbersome and bureaucratic additions to the company's management. For example, the extent to which the advisors would participate in the proceedings of our board and the committee is not addressed in the proposal. Moreover, the advisors' activities outlined in the proposal would duplicate the existing efforts and activities of our board and management in communicating with our stockholders and keeping them informed about the business and affairs of the company. We believe that the proposed stockholder advisory positions are likely to interfere with and reduce the efficiency of management, and would also result in increased costs with no benefit to our stockholders.

     The Corporate Personnel Committee Report on Executive Compensation, which we include in our proxy statement each year, presents an extensive discussion of the factors that the committee considers in determining the compensation of our executive officers. As stated in this year's report, the committee's primary goal is to attract and retain the highest level of executive talent. To accomplish this goal, the committee targets the company's executive compensation levels in the top quartile of comparable companies so as to provide an appropriate amount of compensation to our executives as well as proper incentives for outstanding job performance.

     Our stockholders elect our directors and thus they are fully accountable to the stockholders. Moreover, all directors have fiduciary duties irrespective of any arrangement with the company. We fully disclose in our proxy statements all arrangements pursuant to which any of our directors are compensated as directors and for other services to the company (See "Director Compensation" and "Certain Transactions" above). We do not believe that any of the current arrangements with directors creates a conflict with their duties to our stockholders.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

                                    ANNEX A
                      FREEPORT-MCMORAN COPPER & GOLD INC.

                            ------------------------

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

                            ------------------------

I. SCOPE OF RESPONSIBILITY OF AUDIT COMMITTEE.

  A. General.

     The Audit Committee's primary function is to assist the Board of Directors in fulfilling the Board's oversight responsibilities by monitoring (1) the Company's continuing development of its system of financial reporting, auditing, internal controls and legal compliance, (2) the operation of the system and (3) the independence and performance of the Company's external and internal auditors.

  B. Relationship to Other Groups.

     1. Allocation of Responsibilities. The Company's management is principally responsible for developing and consistently applying the Company's accounting principles and practices, preparing the Company's financial statements and maintaining an appropriate system of internal controls. The Company's external auditors are responsible for auditing the Company's financial statements to obtain reasonable assurance that the financial statements are free from material misstatement. In this regard, the external auditors are responsible for developing an overall understanding of the Company's accounting principles and practices and internal controls to the extent necessary to support their report on the Company's financial statements. The internal auditors are responsible for objectively assessing management's accounting processes and internal controls and the extent of compliance therewith. The Audit Committee, as the delegate of the Board of Directors, is responsible for overseeing this process.

     2. Accountability of the Auditors. The external and internal auditors will be advised that they are ultimately accountable to the Board of Directors and the Audit Committee.

     3. Accountability of the Audit Committee and the Board of Directors. The Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate the performance of, and, if necessary, replace the external and internal auditors.

     4. Communication. The Audit Committee will strive to maintain an open and free avenue of communication among management, the external auditors, the internal auditors, the Audit Committee and the Board of Directors.

II. COMPOSITION OF AUDIT COMMITTEE.

     The Audit Committee will be comprised of three or more directors selected by the Board of Directors in accordance with the Company's by-laws, each of whom will meet the standards of independence and any other qualifications required from time to time by the New York Stock Exchange (or, if the Company's common stock is listed or traded on some other exchange or trading system, the standards of independence and any other qualifications required by the other exchange or system).

III. MEETINGS OF AUDIT COMMITTEE.

     The Audit Committee will meet at least three times annually, or more frequently if the Committee determines it to be necessary. To foster open communications, the Audit Committee may invite other directors or representatives of management, the external auditors or the internal auditors to attend any of its meetings, but reserves the right in its discretion to meet at any time in executive session. The Audit Committee will maintain written minutes of all its meetings, which will be available to every member of the Board of Directors.

IV. POWERS OF AUDIT COMMITTEE.

  A. Activities and Powers Relating to the External and Internal Audits.

     1. Planning the External and Internal Audits. In connection with its oversight functions, the Audit Committee will monitor the planning of both the external audit of the Company's financial statements and the internal audit process, including taking any or all of the following actions that the Audit Committee deems necessary or appropriate:

          a. recommend, approve or ratify the selection and compensation of the external auditors and the terms of the external auditors' annual engagement letter;

          b. recommend, approve or ratify the selection and compensation of the internal auditors and the internal auditors' annual plan and the terms of the internal auditors' annual engagement letter;

          c. discuss with the external and internal auditors the scope and comprehensiveness of their respective audit plans;

          d. review significant relationships between the external auditors and the Company, including those described in written statements of the external auditors furnished under Independence Standards Board Standard No. 1; and

          e. discuss with the external and internal auditors any disclosed relationships or services that may affect the objectivity or independence of the external or internal auditors and take, or recommend that the Board of Directors take, appropriate action to ensure the independence of the external and internal auditors.

     2. Review of the External Audit. The Audit Committee will review the results of the annual external audit with the external auditors, including a review of any or all of the following matters that the Audit Committee deems necessary or appropriate:

          a. the Company's annual financial statements and related footnotes, and any report, opinion or review rendered by either the external auditors or management;

          b. other sections of the Company's annual report or Form 10-K that pertain principally to financial matters;

          c. significant audit findings, adjustments, risks or exposures;

          d. "reportable conditions" or other matters that are required by generally accepted auditing standards to be communicated by external auditors to the Audit Committee;

          e. difficulties or disputes with management encountered by the external auditors during the course of the audit;

          f. the external auditors' views regarding the clarity of the Company's financial disclosures, the quality of the Company's accounting principles as applied, the underlying estimates and other significant judgments that management made in preparing the financial statements, and the compatibility of the Company's principles and judgments with prevailing practices and standards;

          g. significant changes in the Company's accounting principles, practices or policies during the prior year;

          h. the accounting implications of significant new transactions;

          i. the integrity and the adequacy of the Company's financial reporting processes and internal controls;

          j. significant changes required in the external auditors' audit plan for future years; and

          k. the extent to which the Company has implemented changes and improvements in financial and accounting practices or internal controls that the external auditors previously recommended or the Audit Committee previously approved.

     3. Review of Internal Audit. The Audit Committee will review the results of the internal audit process with the internal auditors, including a review of any or all of the following matters that the Audit Committee deems necessary or appropriate:

          a. significant audit findings;

          b. the integrity and adequacy of the Company's management reporting processes, internal controls and corporate compliance procedures;

          c. difficulties or disputes with management encountered by the internal auditors during the course of the audit;

          d. significant changes required in the internal auditors' audit plan for future years; and

          e. the extent to which the Company has implemented changes and improvements in management reporting practices or internal controls that the internal auditors previously recommended or the Audit Committee previously approved.

     4. Post-Audit Review Activities. In connection with or following the completion of its review of the external and internal audits, the Audit Committee or its Chairman may in their discretion meet with the external auditors, internal auditors or management to discuss any changes required in the audit plans for future periods and any other appropriate matters regarding the audit process.

B. Other Powers.

     The Audit Committee may also take any or all of the following actions that it deems necessary or appropriate:

     1. meet jointly or separately from time to time with representatives of the external auditors, the internal auditors, or any member of management;

     2. make recommendations to management or the Board of Directors regarding
(a) the replacement of the external auditors, (b) the replacement of the internal auditors, or (c) changes in the practices of the external or internal auditors;

     3. review (a) any significant consulting or other non-audit services that the external auditors provide to the Company or (b) any other matters that may affect the independence of the external auditors;

     4. request management or the external auditors to provide analyses or reports regarding (a) any "second opinion" sought by management from an audit firm other than the Company's external auditors, (b) the amount of fees earned by the external auditors with respect to consulting or other non-audit services, or (c) any other information that the Audit Committee deems necessary to perform its oversight functions;

     5. conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities, and employ independent legal counsel or other professionals to assist in any investigations;

     6. review periodically the effectiveness and adequacy of the Company's corporate compliance procedures, including the Company's Business Conduct Policy, and consider and recommend to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable;

     7. review periodically the travel, entertainment and other expenses of the Company's most senior executives;

     8. review periodically with the Company's legal counsel pending and threatened litigation, inquiries received from governmental agencies, or any other legal matters that may have a material impact on the Company's financial statements, internal controls, or corporate compliance procedures;

     9. consult periodically with the Company's legal counsel concerning the Audit Committee's responsibilities;

     10. report periodically to the Board of Directors concerning the activities and recommendations of the Audit Committee;

     11. authorize the external auditors to perform supplemental reviews or audits as the Audit Committee considers advisable, including reviews of interim condensed financial statements to be included in the Company's quarterly reports on Form 10-Q;

     12. recommend changes and improvements in financial and accounting practices and internal controls of the Company; communicate recommended changes and improvements to management and the Board of Directors; and take appropriate steps to assure that recommended changes and improvements are implemented, unless otherwise directed by the Board of Directors;

     13. undertake any special projects assigned by the Board of Directors;

     14. issue any reports or perform any other duties required by (a) the Company's certificate of incorporation or by-laws, (b) applicable law or (c) rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, or any other self-regulatory organization having jurisdiction over the affairs of the Audit Committee; and

     15. consider and act upon any other matters concerning the financial affairs of the Company as the Audit Committee, in its discretion, may determine to be advisable in connection with its oversight functions.

NOTWITHSTANDING ANYTHING IN SECTION IV TO THE CONTRARY, THE AUDIT COMMITTEE WILL NOT BE REQUIRED TO TAKE ALL OF THE ACTIONS OR TO EXERCISE ALL OF THE POWERS ENUMERATED ABOVE, AND THE AUDIT COMMITTEE'S FAILURE TO TAKE ANY ONE OR MORE SUCH ACTIONS OR TO EXERCISE ANY ONE OR MORE SUCH POWERS IN CONNECTION WITH THE GOOD FAITH EXERCISE OF ITS OVERSIGHT FUNCTIONS WILL IN NO WAY BE CONSTRUED AS A BREACH OF ITS DUTIES OR RESPONSIBILITIES TO THE COMPANY, ITS DIRECTORS OR ITS SHAREHOLDERS.

V. REVIEW OF CHARTER

     The Audit Committee will review this Charter annually, and may consider, adopt and submit to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable.

                          *  *  *  *  *  *  *  *  *  *

Approved by the Audit Committee on May 2, 2000.

Adopted by the Board of Directors on May 2, 2000.

                       FREEPORT-MCMORAN COPPER & GOLD INC.

    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                           STOCKHOLDERS, MAY 3, 2001

     The undersigned hereby appoints James R. Moffett and Richard C. Adkerson, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, May 3, 2001, at 1:00 p.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.


             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE

                           (continued on reverse side)

--------------------------------------------------------------------------------

                            --FOLD AND DETACH HERE--

                                                            Please mark
                                                            your votes as  [X]
                                                            indicated in
                                                            this example

YOU MAY SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ON THIS SIDE. YOU NEED NOT MARK ANY BOXES, HOWEVER, IF YOU WISH TO VOTE ALL ITEMS IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTES ARE NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

Your Board of Directors recommends a vote FOR Items 1 and 2 below.              Your Board of Directors recommends a
                                                                                vote AGAINST Items 3 and 4 below.

1. Election of the nominee for director: FOR [ ] WITHHOLD [ ]                   3. Stockholder proposal regarding the
      Mr. Clifford                                                                    classification of the board of directors.
                                                                                   FOR [ ] AGAINST [ ] ABSTAIN [ ]
2. Ratification of appointment of Arthur Andersen LLP
      as independent auditors.           FOR [ ] AGAINST [ ] ABSTAIN [ ]        4. Stockholder proposal regarding the election
                                                                                      of advisors to the compensation committee.
                                                                                   FOR [ ] AGAINST [ ] ABSTAIN [ ]


           Signature(s)                                                                   Date:                 , 2001
                       ---------------------------------------------------------               -----------------

                       FREEPORT-MCMORAN COPPER & GOLD INC.

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                           STOCKHOLDERS, MAY 3, 2001

         The undersigned hereby appoints James R. Moffett and Richard C. Adkerson, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, May 3, 2001, at 1:00 p.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

         If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.


             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE

                           (continued on reverse side)

--------------------------------------------------------------------------------

                            --FOLD AND DETACH HERE--

                                                            Please mark
                                                            your votes as  [X]
                                                            indicated in
                                                            this example


YOU MAY SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ON THIS SIDE. YOU NEED NOT MARK ANY BOXES, HOWEVER, IF YOU WISH TO VOTE ALL ITEMS IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTES ARE NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

Your Board of Directors recommends a vote FOR Items 1 and 2 below.                  Your Board of Directors recommends a
                                                                                    vote AGAINST Items 3 and 4 below.



1. Election of 5 Directors. Nominees are:         FOR [ ] WITHHOLD [ ]              3. Stockholder proposal regarding the
     Messrs. Allison, Moffett, Rankin, Roy and Wharton                                 classification of the board of directors.
   FOR, except withhold vote from following nominees:                               FOR [ ] AGAINST [ ] ABSTAIN [ ]
                                                     -------------------------
                                                                                    4. Stockholder proposal regarding the election
2. Ratification of appointment of Arthur Andersen LLP                                  of advisors to the compensation committee.
   as independent auditors.                       FOR [ ] AGAINST [ ] ABSTAIN [ ]   FOR [ ] AGAINST [ ] ABSTAIN [ ]








        Signature(s)                                      Date:           , 2001
                    -----------------------------------        ----------